Exhibit 10.9

December 22, 2020

Marshall W. Fordyce, M.D.

[***]

Re: Employment Terms

Dear Marshall:

Vera Therapeutics, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms set forth in this agreement (this “Agreement”). This Agreement is effective as of December 16, 2020 and supersedes your February 16, 2017 offer letter.

1. Employment by the Company.

(a) Position. You will continue to serve as the Company’s Chief Executive Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. It is anticipated that such business of the Company will include your providing services to entities that are subsidiaries of the Company or otherwise affiliated with the Company, without further or additional compensation or benefits other than as set forth in this Agreement. You will also continue to be a member of the Board of Directors of the Company (the “Board”) for so long as a Change in Control (as defined below) has not occurred.

(b) Duties and Location. You will perform those duties and responsibilities as are customary for your position and as may be directed by the Board, to whom you will report. Your primary office location will be the Company’s office in South San Francisco, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Base Salary and Employee Benefits.

(a) Salary. You will receive for services to be rendered hereunder base salary paid at the rate of $400,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Vacation. Your vacation days will be in accordance with the Company’s policy for Company executives. As with other Company policies, the vacation policy may be modified from time to time at the sole discretion of the Company.

(c) Equity. The Company has granted to you the right to purchase 13,229,162 shares of Common Stock of the Company, which, when combined with your previously granted equity in the Company (excluding “out of the money” options to purchase 350,000 shares of Common Stock of the Company, which you agree will be cancelled in connection with the new grant), equals 6.5% of the fully diluted capitalization of the Company, at a per share price equal to the fair market value of the Common Stock on the date of grant (the “Option”), in accordance with and pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”), as modified by this Agreement. (For purposes of this Agreement, “fully-diluted capitalization” means the total number of shares of outstanding Company Common Stock and Company Preferred Stock, with the Preferred Stock calculated on an as-converted to Common Stock basis, including for this purpose the maximum number of shares issuable under the Company’s outstanding options, warrants, convertible notes and other rights to acquire capital stock of the Company and all shares remaining available for issuance under the Plan and any other equity incentive plan of the Company). Subject to acceleration, as applicable, this grant will have a four-year vesting schedule with vesting to start on December 16, 2020 (“Vesting Commencement Date”), with 25% of the shares vesting on the first anniversary of the Vesting Commencement Date and the remaining shares vesting in 36 equal monthly installments on each monthly anniversary of the first anniversary of the Vesting Commencement Date. You will also have the ability at any time during your employment to early exercise any or all of the Option shares, in which case you will enter into a Restricted Stock Purchase Agreement consistent with the terms of this offer.

(d) Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies, as may be amended from time to time), all of which are described in summary plan descriptions and policies that will be available or provided to you by the Company.

3. Annual Bonus. Commencing as of January 1, 2020, you will be eligible to earn an annual performance bonus of up to 40% of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of written targeted goals as set by the Board in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.

4. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you will continue to comply with your Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) with the Company. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will continue to comply with the Company’s Employee Handbook (and provide additional such acknowledgements as the Employee Handbook may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

6. Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.

7. At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.

8. Severance. If, at any time, (x) the Company terminates your employment without Cause (other than as a result of your death or disability), or (y) you resign your employment with the Company for Good Reason (such terminations in “x” and “y” referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 11 and 12 below and your continued compliance with the terms of this Agreement (including without limitation Section 5 above), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Cash Severance. The Company will pay you, as cash severance, 12 months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is not more than 30 days following your Separation from Service date, provided the Release (as defined below) has become effective by such date, and shall be for any accrued base salary for the 30-day period plus the period from the 30th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made in equal installments on the Company’s regular payroll dates.

(b) COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your and your dependents’ health care coverage in effect at the time of your Separation from Service for a maximum of 12 months, either under the Company’s regular health plan (if permitted), or by paying your and your dependents’ COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your dependents’ group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you and your dependents obtain other coverage or (y) the last day of the 12th calendar month following your Separation from Service date.

9. Change in Control Severance. In the event of a Qualifying Termination that occurs one month prior to or within 12 months following the closing of a Change in Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 11 and 12 below and your continued compliance with the terms of this Agreement (including without limitation Section 5 above), the Company will (a) accelerate the vesting of any of your then-unvested equity in the Company such that 100% of such equity shall be deemed immediately vested and exercisable as of your Separation from Service date; and (b) increase the amount of Severance described in Section 8(a) and COBRA Severance described in Section 8(b) to 15 months, and add to the cash component, as an additional severance benefit, an amount equal to your target Annual Bonus for the year of your Qualifying Termination, with such cash component to be paid in a single lump sum within ten business days after the effective date of the Release (the “CIC Severance Benefits”).

10. Termination for Cause; Resignation Without Good Reason; Death or Disability. If at any time (a) the Company terminates your employment for Cause, (b) you resign your employment without Good Reason, or (c) either party terminates your employment as a result of your death or disability, then in any such case you will receive only your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including the Severance Benefits, the CIC Severance Benefits, or any other severance benefits, other than your rights to the vested portion of any equity and any other rights to which you are entitled under the Company’s benefit programs.

11. Conditions to Receipt of the Severance Benefits and CIC Severance Benefits. Prior to and as a condition to your receipt of the Severance Benefits or CIC Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company and substantially in the form attached as Attachment 1 to this Agreement (the “Release”) (which will include a non-disparagement covenant in favor of the Company) within the timeframe set forth therein, but not later than 21 days following your Separation from Service Date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”). The Release may be modified as required to conform to state-specific requirements, multiple-person terminations and/or changes in applicable state or federal law.

12. Return of Company Property. Within five business days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five business days after your Separation from Service date you will make best efforts to permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). You shall deliver to the Company a signed statement certifying compliance with this Section 12 prior to the receipt of the Severance Benefits or CIC Severance Benefits.

13. Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

14. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

For purposes of this Agreement, “Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) willful and material breach of your duties to the Company; (d) willful damage to any property of the Company; (e) willful misconduct, or other willful violation of Company policy that causes harm; or (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or material breach of any Company policy, or of any statutory duty you owe to the Company; provided, however, that in the event of subparagraph (f) above, the Company will provide written notice of such alleged violation and breach and you will have 30 days from receipt of such notice to cure. For purposes of this definition of Cause, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you intentionally and without reasonable belief that your action or omission was in the best interests of the Company.

For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities) as the Chief Executive Officer of the Company, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; (c) relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment immediately prior to such relocation; or (d) prior to a Change in Control, no longer being a member of the Board or reporting to the Board as Chief Executive Officer. In order to resign for Good Reason, you must provide written notice to the Company’s Board of Directors within 30 days after each occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

For purposes of this Agreement, “Change in Control” shall mean: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

15. Compliance with Section 409A. It is intended that the Severance Benefits and CIC Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or CIC Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits or CIC Severance Benefits shall be delayed until the earliest of: (i) the date that is six months and one day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 15 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits or CIC Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits and CIC Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

16. Section 280G; Parachute Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 16. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 16(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 16(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 16(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

17. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

18. Miscellaneous. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

We are delighted to be making this offer of continued employment and look forward to your favorable reply and continuing our productive and enjoyable work relationship.

Sincerely,

/s/ Kurt von Emster
Kurt von Emster Chair of the Board

Reviewed, Understood, and Accepted:

/s/ Marshall W. Fordyce	December 28, 2020
Marshall W. Fordyce, M.D.	Date

Attachment 1: Form of Release